Exhibit 10.12
L-3 COMMUNICATIONS CORPORATION
STANDARD SUBLEASE AGREEMENT
1. PARTIES
This Sublease, dated February 17, 2005, is made between L-3 Communications Corporation, successor in interest to EMP TrexCom, Inc. and Thermotrex Corporation (“Sublessor”) and AeroVironment, Inc. (“Sublessee”).
2. MASTER LEASE
Sublessor is the lessee under a written lease dated December 31, 1998, wherein Hillside III LLC (“Lessor”) leased to Sublessor the real property commonly known as 900 Enchanted Way, Simi Valley, located in the County of Ventura, State of California (“Master Premises”). Said lease has a Rider marked LA 864207.2 and an Assignment and Assumption Dated February 14, 2000. Said lease has been amended by an Amendment to Standard Industrial/Commercial Single Tenant Lease-Net dated September 21, 1999. Said Lease, Rider, Assignment and Amendment are herein collectively referred to as the “Master Lease” and are attached hereto as Exhibit A.
3. WARRANTY BY SUBLESSOR
Sublessor warrants and represents to Sublessee that the Master Lease has not been amended or modified except as expressly set forth herein, that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease beyond applicable notice and cure periods and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease.
4. PREMISES
Sublessor hereby releases to Sublessee on the terms and conditions set forth in this Sublease the Master Premises (“Premises”): There is a discrepancy in the size of the Building between that referred to in the Master Lease and that referred to in the space plan of the Building. For all purposes of this Sublease, the Premises shall be conclusively deemed to be 85,356 square feet calculated pursuant to the Standard Method of Measuring Floor Area, ANSI Z65.1-1996 (“BOMA Standard”). Sublessee accepts the Premises in their present “AS-IS” condition and shall be responsible, at its cost and expense, for all alterations, improvements, additions and other work required or desired for its use and occupancy of the Premises, except for the work, if any specified in Exhibit B which is to be performed by Sublessor at its cost as therein provided. Sublessee will use its own due diligence to determine if the Property is in compliance with all laws, codes and regulations having jurisdiction including building codes, fire codes, life safety and ADA and will satisfy itself as to the conditions of the building and the air conditioning units, plumbing, heating and electrical panels and meters. To the best of Sublessor’s knowledge, there are no known violations of law. All improvements by Sublessee shall be pre-approved, constructed and maintained by Sublessee in accordance with the Master Lease. If required by Lessor, Sublessee, shall, remove any improvements installed by Sublessee before the end of Sublessee’s term hereunder, however terminated during the Sublease term. Sublessee desires to install HVAC units and has submitted plans with respect thereto. Sublessee warrants, and

Sublessor guarantees, that the HVAC units, if approved, will be watertight and that the integrity of the roof will not be impaired thereby. Until further notice by the Lessor, the HVAC units will not be removed before or upon the end of Sublessee’s term hereunder, however, terminated and shall remain on the premises. Any removal and restoration of improvements by Sublessee as may be required by Lessor, shall he completed prior to the end of the Sublease term and in accordance with the Master Lease. Sublessor Warrants that, should Sublessee’s installation, removal or maintenance of any improvements cause Lessor damage, Sublessor, in addition to Sublessee shall be jointly and severally responsible to Lessor for all costs and damages resulting therefrom, including attorneys’ fees.
5. TERM
5.1. The term of this Sublease shall commence on March 1, 2005 (“Commencement Date”), or when Lessor consents to this Sublease (if such consent is required under the Master Lease), whichever shall last occur, and end on September 30, 2009 (“Termination Date”), unless otherwise sooner terminated in accordance with the provisions of this Sublease. In the event the Term commences on a date other than the Commencement Date, Sublessor and Sublessee shall execute a memorandum setting forth the actual date of commencement of the term. Possession of the Premises (“Possession”) shall be delivered to Sublessee on the execution of the Sublease by the three parties to this Agreement.
5.2. If for any reason Sublessor does not deliver Possession to Sublessee on the commencement of the Term, Sublessor shall not be subject to any liability for such failure, the Termination Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired, but rent shall abate until delivery of Possession. Notwithstanding the foregoing, if Sublessor has not delivered Possession to Sublessee within thirty (30) days after the Commencement Date, then at any time thereafter and before delivery of Possession, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel the Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least ten (10) days after delivery of said notice to Sublessor. If Sublessor delivers Possession to Sublessee on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor fails to deliver Possession to Sublessee on or before such effective date, this Sublease shall be canceled, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee on account of such delay or cancellation.
5.3. If Sublessor permits Sublessee to take Possession prior to the commencement of the Term, such early Possession shall not advance the Termination Date and shall be subject to the provisions of this Sublease.
6. RENT
6.1. Minimum Rent. Sublessee shall pay to Sublessor as minimum rent, without deduction, offset, notice, or demand at L-3 Essco, Old Powder Mill Road, Concord, MA 01742, ATTN: Jim Cataldo or at such other place as Sublessor shall designate from time to time by notice to Sublessee, basic rent as shown on the following Schedule. If the Term begins or ends on a day other than the first or last day of a month, the rent for the partial months shall be prorated on a per diem basis. Additional provisions: Sublessee shall be responsible for the operating expenses during the Free Rent Period.

Term	Monthly Base Rent
March, 2005	$52,067 ($0.61 NNN)
April — December 2005	Free
January — February 2006	$52,067 ($0.61 NNN)
March 2006 — February 2007	$53,774 ($0.63 NNN)
March 2007 — February 2008	$55,481 ($0.65 NNN)
March 2008 — February 2009	$57,189 ($0.67 NNN)
March 2009 — September 2009	$58,896 ($0.69 NNN)
6.2. Operating Costs. If the Master Lease requires Sublessor pay to Lessor all or a portion of the expenses of operating the building and/or project of which the Premises are a part (“Operating Costs”), including but not limited to taxes, utilities, or insurance, then Sublessee shall pay to Sublessor as additional rent One Hundred percent (100%) of the amounts payable by Sublessor for Operating Costs incurred during the Term. Such additional rent shall be payable as and when Operating Costs are payable by Sublessor to Lessor. If the Master Lease provides for the payment by Sublessor of Operating Costs on the basis of an estimate thereof, then as and when adjustments between estimated and actual Operating Costs are made under the Master Lease, the obligations of Sublessor and Sublessee hereunder shall be adjusted in a like manner. If any such adjustment shall occur after the expiration or earlier termination of the Term, then the obligations of Sublessor and Sublessee under this Subsection 6.2 shall survive such expiration or termination. Sublessor shall, upon request by Sublessee, furnish Sublessee with copies of all statements submitted by Lessor of actual or estimated Operating Costs during the Term.
7. SECURITY DEPOSIT
Sublessee shall deposit with Sublessor upon execution hereof the sum of One Hundred Ten Thousand Nine Hundred Sixty Three ($110,963.00) Dollars as First Month’s Rent and Security Deposit equal to the last month’s rent for Sublessee’s faithful performance of Sublessee’s obligations hereunder. If Sublessee fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease, Sublessor may use, apply, or retain all or any portion of said deposit for the payment of any rent, or other charge in default, or for the payment of any other sum to which Sublessor may become obligated by reason of Sublessee’s default, or to compensate Sublessor for any loss or damage which Sublessor may suffer thereby. If Sublessor so uses or applies all or any portion of said deposit, Sublessee shall, within ten (10) days after written demand therefore, deposit cash with Sublessor in an amount sufficient to restore said deposit to the full amount hereinabove stated, and Sublessee’s failure to do so shall be a breach of this Sublease and Sublessor may at its option terminate this Sublease. Sublessor shall not be required to keep said deposit separate from its general accounts. If Sublessee performs all of Sublessee’s obligations hereunder, said deposit, or so much thereof as had not theretofore been applied by Sublessor, shall be returned without payment of interest for its use to Sublessee (or at Sublessor’s option to the last assignee, if any, of Sublessee’s interest hereunder), within ten (10) days after the expiration of the term hereof, or after Sublessee has vacated the Premises, whichever is later.
8. TERMINATION OPTION
Subtenant shall have the right to terminate the sublease as of the 24th month of the term by providing at least one hundred eighty (180) days prior written notice and paying a termination fee equal to all unamortized portion of the brokerage commission and rental concessions provided to Subtenant under the terms of the Sublease (together with interest at a rate of 10% per annum from the commencement date).
In the event sublessee fails to notify sublessor of it’s intent to terminate the sublease within one hundred eighty (180) days written notice (“Termination Notice”) from the termination option date then the termination option will become null and void. The Termination Payment shall be provided to Sublessor thirty (30) days after receipt of the Termination Notice.
9. USE OF PREMISES
The Premises shall be used and occupied only for General business use and manufacturing and related testing and for no other use or purpose. Sublessee shall not use, store or dispose of, in or from the Premises, any substances, materials, chemicals or gases which are defined and regulated as being hazardous or toxic under applicable federal, state or local laws and regulations.
10. ASSIGNMENT AND SUBLETTING
Sublessee shall not assign this Sublease or further sublet all or any part of the Premises without the prior written consent of Sublessor (and the consent of Lessor, if such is required under the terms of the Master Lease).
11. OTHER PROVISIONS OF SUBLEASE
All applicable terms and conditions of the Master Lease as defined in Section 2 of this Agreement are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the lessee thereunder, and the Premises the Master Premises, except for the following: 1.10, 1.11, 13.3, Option to Extend Standard Lease Addendum, Rider Paragraphs 1.2A, 1.3A, 1.4A, 1.5A 7.3A, Exhibit B: Guaranty of Lease,. Sublessee assumes and agrees to perform the lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, that if the Master Lease terminates as a result of default or breach by Sublessor or Sublessee under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the nondefaulting party for the damage suffered as a result of such termination. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.
12. AGENCY DISCLOSURE
Sublessor and Sublessee each warrant that they have dealt with no other real estate broker(s) (“Broker(s)”) in connection with this transaction except Tim Joyce of Grubb & Ellis who represents Sublessor and Josef Farrar of Studley who represents Sublessee.
13. COMMISSION
Upon execution of this Sublease, and consent thereto by Lessor (if such consent is required under the terms of the Master Lease), Sublessor shall pay a real estate brokerage commission to Broker(s) in accordance with a separate agreement.
14. ATTORNEYS’ FEES
If Sublessor or Sublessee shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney’s fees.
15. NOTICES
All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be sent by United States Mail, postage prepaid, addressed to the Sublessee at the Premises, and to the address hereinbelow, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be sent by United States Mail, postage prepaid, addressed to the Sublessor at the address set forth herein, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.
To Sublessor: L-3 Communications Corporation, 600 Third Avenue, New York, New York 10016, Attention: Senior Vice President and General Counsel.

To Sublessee:	Mr. Jerry Cleveland
Director of Contracts & Legal Affairs
AeroVironment, Inc.
825 S. Myrtle Avenue
Monrovia, Ca 91016

with a copy similarly given to:	Mr. Jim Cataldo
Vice President, finance & Administration
L-3 Essco
Old Powder Mill Road
Concord, MA 01742

Ms. Joan Perkins
L-3 Communications
20480 Pacific Drive, B
Cupertino, CA 95014

with a copy similarly and concurrently given to:	Ms. Margaret Kestly
Hillside III LLC
c/o Mid Valley Properties
940 Enchanted Way, Suite 109
Simi Valley, California 93065
THIS SUBLEASE SHALL BE OF NO FORCE OR EFFECT UNLESS CONSENTED TO BY LESSOR WITHIN 10 DAYS AFTER EXECUTION HEREOF, IF SUCH CONSENT IS REQUIRED UNDER THE TERMS OF THE MASTER LEASE.

Date:		Date:	2-17-05

Sublessor: L-3 Communications Corporation		Sublessee: AeroVironment

By:	\s\ Christopher C. Cambria	By:	\s\ Cathleen S. Cline

	Christopher C. Cambria		Cathleen S. Cline

Title: Senior Vice President, Secretary		Title: Vice President Administration

LESSOR’S CONSENT TO SUBLEASE
The undersigned Lessor, Lessor under the Master Lease, hereby consents to and acknowledges the foregoing Sublease without waiver of any restriction in the Master Lease concerning further assignment or subletting. Lessor certifies that, as of the date of Lessor’s execution hereof, Sublessor is not in default or breach of any of the provisions of the Master Lease beyond applicable notice and cure periods, and that the Master Lease has not been amended or modified except as expressly set forth in the foregoing Sublease.

Date:	2/28/05

Lessor:	Hillside III LLC

By	/s/ CW Redfield

Title:	Managing Member

By

Title:

EXHIBIT A

EXHIBIT B
LESSOR’S WORK
Sublessor shall clean and repair the carpet as needed and touch up with walls with paint in the office area.
Subtenant shall have the right to use all existing furniture and equipment currently located in the Premises at no additional cost to Subtenant, it being understood that Subtenant shall be deemed to own the foregoing upon expiration of the Sublease Term. A list of all such furniture and equipment in the Premises shall be attached as an exhibit to the Sublease.

CONDITIONAL BILL OF SALE
     This CONDITIONAL BILL OF SALE (“Bill of Sale”) is made and entered into as of February 1, 2005, by L-3 Communications Corporation (“Seller”), in favor of AeroVironment, Inc., (“Buyer”), with reference to the following facts:
     WHEREAS, concurrently herewith, Buyer and Seller are executing that certain Sublease Agreement (“Sublease”), pursuant to which Buyer, as Subtenant, and Seller, as Sublandord, with respect to certain premises in the building commonly known as 900 Enchanted Way, Simi Valley, California, and which premises currently consists of 85,356 rentable square feet (the “Premises”).
     WHEREAS, as partial consideration for the Sublease, the Sublease provides that Seller will allow Sublessee to use Personal Property rent free for the term of the Sublease and will transfer the property at conclusion of the Sublease on September 30, 2009 as long as all rent/expenses have been paid by the Sublessee.
     WHEREAS, Seller wishes to transfer to Buyer all of Seller’s right, title, and interest in and to the personal property wholly owned by Seller and identified in Exhibit B attached hereto and made a part hereof (collectively, the “Personal Property”).
     At the conclusion of the Sublease term, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller absolutely and unconditionally bargains, sells, transfers, sets over, assigns, conveys, releases, confirms and delivers to Buyer all of Seller’s right, title and interest in and to the Personal Property.
     1. All initially capitalized terms used, and not expressly defined, in this Bill of Sale shall have the meanings set forth in the Sublease.
     2. Seller represents and warrants that the Personal Property shall be delivered to Buyer free and clear of any and all liens, encumbrances and security interests whether express or implied. Except as provided in the preceding sentence, the Personal Property is transferred to Buyer in its current “AS IS” and “WITH ALL FAULTS” condition and “WHERE IS” location, without any representation or warranties of any kind or nature, whether express or implied, including, without limitation, any express or implied representation or warranty of the fitness of the Personal Property for any particular purpose or use.
     3. This Bill of Sale (a) shall be binding upon and inure to the benefit of the successors and assigns of Seller and Buyer, and (b) shall be governed by construed and enforced under the laws of the State of California. This Bill of Sale shall not be or become effective and shall be of no force or effect if the Sublease does not become effective.
[Signature Page Follows]

     IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale.

SELLER:

L-3 Communications Corporation,
a Delaware corporation

By:	\s\ Christopher C. Cambria

Name:	Christopher C. Cambria
Title:	Senior Vice President, Secretary and General Counsel

BILL OF SALE
EXHIBIT B
L3 Equipment Furniture
at
900 Enchanted Way
February 23, 2005

ITEM DESCRIPTION	QUANTITY
Desks	41
Work Table	23
File Wood	13
Book Case 1/2 (2 shelves)	23
Book Case full size	35
File Cabinet 1/2 size	25
File Cabinet full size	28
Office Chairs	11
Office swivel Chairs	51
Folding Table (wood top)	84
Meeting Table	6
Board Panel (wood frame)	13
Desk set	8
Steel Cabinet (2dr)	9
Leather Chair	16
Wood Book Case	10
Round Table	5
Board RoomTable ( )	1

TV Table	1

Refrigerator	3
Dish Washer	2
Chair lobby style (wood frame)	42
Chairs Leather	2
Chair (steel frame)	12
Working Bench	7
Lobby Desk	1

Cubicles	35

Phones	75

Spray booth	1
Compressors	2
Alarm system	1
Access system (incomplete) *	1
Camera system (incomplete) **	1
Copiers	2
Paper Shredder	2
Pullot Jack	1
Assorted Office Supplies	1

*	Access system was not on site.

**	Monitor, recorder and multiplexor were not on site.